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                                                                Exhibit 21.1


                         SUBSIDIARIES OF THE REGISTRANT


Wholly owned subsidiaries of the Registrant include:

Mendell U.K. Ltd.,
  incorporated under the laws of the United Kingdom

Edward Mendell GmbH,
  incorporated under the laws of Germany

Edward Mendell Finland OY,
  incorporated under the laws of Finland